Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to Registration Statement No. 002-74808 on Form N–1A of our report dated May 11, 2020 relating to the financial statements and financial highlights of Treasury Only Portfolio, Treasury Portfolio, Government Portfolio, Prime Money Market Portfolio, Money Market Portfolio, Prime Reserves Portfolio and Tax-Exempt Portfolio, each a fund of Fidelity Colchester Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 20, 2020